UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2009

The Management Network Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-27617 (Commission File Number)	48-1129619 (I.R.S. Employer Identification No.)

7300 College Boulevard, Suite 302

Overland Park, Kansas 66210

(Address of principal executive office)(Zip Code)

(913) 345-9315

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(a)       The Management Network Group, Inc. (the "Company") received a letter from The Nasdaq Stock Market Inc. ("Nasdaq") on September 16, 2009, notifying it of its failure to maintain a minimum closing bid price of $1.00 over the then preceding 30 consecutive business days for its common stock, as required by Nasdaq Marketplace Rule 5450(a)(1) (the "Rule"). The letter stated that the Company has until March 15, 2010 to demonstrate compliance by maintaining a minimum closing bid price of at least $1.00 for a minimum of 10 consecutive business days.

The Company may be eligible for an additional grace period if it meets the initial listing standards, with the exception of the minimum bid price requirement, for the Nasdaq Capital Market and transfers its securities from the Nasdaq Global Market to the Nasdaq Capital Market prior to March 15, 2010. If the Company does not regain compliance with the Rule and has not transferred its securities to the Nasdaq Capital Market by March 15, 2010, Nasdaq will provide the Company with written notification that its common stock is subject to delisting. At that time, the Company may appeal Nasdaq's determination to delist its common stock to a Nasdaq Hearing's Panel.

The Company has not yet determined what action or response, if any, the Company will take regarding the non-compliance.

A copy of the press release issued by the Company on September 18, 2009 announcing the receipt of the letter from Nasdaq is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.
	Exhibit No.	Description
	99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MANAGEMENT NETWORK GROUP, INC.

By:	/s/ Donald E. Klumb
Donald E. Klumb Vice President and Chief Financial Officer

Date: September 18, 2009

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release